                                 Exhibit 99.1
                                 ------------


                     Press Release dated September 28, 1995

FOR IMMEDIATE RELEASE
---------------------
September 28, 1995

Enfield, Connecticut - Dairy Mart Convenience Stores, Inc. (NASDAQ -DMCVA & DMCVB) announced today that it has received notices from the holders of a majority of the outstanding principal amount of the Company's Senior Subordinated Notes due 2004 stating their belief that a change of control of the Company and a consequent event of default have occurred under the indenture relating to the notes. Pursuant to the note indenture, following a change of control, the Company is obligated to offer to repurchase all of the outstanding notes at 101% of their principal amount, together with all accrued interest.
The outstanding notes have an aggregate principal amount of $75 million. The noteholders' notices relate to a change effected in the control of DM Associates Limited Partnership, the holder of a majority of the outstanding shares of Dairy Mart's Class B Common Stock. The noteholders also have requested and the Company has agreed to pay the costs of legal counsel to be retained on behalf of the noteholders in connection with the foregoing matters.

Gregory G. Landry, Executive Vice President and Chief Financial Officer, said that the company is reviewing the notices with the assistance of counsel and will have no further comment at this time.